As filed with the Securities and Exchange Commission on April 5, 2006
Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TERREMARK WORLDWIDE, INC.

(Exact name of registrant as specified in its charter)

Delaware	84-0873124

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2601 South Bayshore Drive, Suite 900 Miami, Florida	33133

(Address of Principal Executive Office)	(Zip Code)
Terremark Worldwide, Inc. 2005 Executive Incentive Compensation Plan

(Full title of the Plan)
Jose A. Segrera
Chief Financial Officer
Terremark Worldwide, Inc.
2601 South Bayshore Drive, Suite 900
Miami, Florida 33133

(Name and address of agent for service)
(305) 856-3200

(Telephone number, including area code, of agent for service)
Copies to:
Paul Berkowitz, Esq.
Greenberg Traurig, P.A.
1221 Brickell Avenue
Miami, Florida 33131
(305) 579-0500

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed maximum
	Number of	maximum	aggregate
	Shares to be	offering price	offering	Amount of
Title of securities to be registered	Registered(1)	per share	price	registration fee
Common Stock $0.001 par value	1,000,000	$8.45 (2)	$8,450,000	$904.15

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock (the “Common Stock”), $0.001 par value, of the Registrant which become issuable under the Terremark Worldwide, Inc. 2005 Executive Incentive Compensation Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of Common Stock.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act and based upon the average of the high and low price of a share of the Registrant’s Common Stock as reported by the American Stock Exchange on April 3, 2006.

PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The information specified by Items 1 and 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and the introductory Note to Part I of Form S-8.
     The documents containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b) of the Securities Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. All requests should be sent to Robert D. Sichta, Assistant Secretary, Terremark Worldwide, Inc., 2601 South Bayshore Drive, Suite 900, Miami, Florida 33133; Telephone No. (305) 856-3200.
PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents, which have been filed with the Securities and Exchange Commission, are hereby incorporated by reference into this registration statement:
(a)	our Annual Report on Form 10-K for the fiscal year ended March 31, 2005, as amended by Form 10-K/A filed with the SEC on August 5, 2005, Form 10-K/A filed with the SEC on August 17, 2005 and Form 10-K/A filed with the SEC on February 2, 2006;

(b)	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, as amended by Form 10-Q/A filed with the SEC on February 2, 2006, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, as amended by Form 10-Q/A filed with the SEC on February 2, 2006 and our Quarterly Report on Form 10-Q for the quarter ended December 31, 2005;

(c)	our Current Report on Form 8-K, dated December 31, 2004, as amended on March 2, 2005, and our Current Reports on Form 8-K, dated August 26, 2005, October 12, 2005, as amended by Form 8-K/A filed with the SEC on November 16, 2005, and November 9, 2005, as amended by Form 8-K/A filed with the SEC on December 20, 2005;

(d)	all other reports filed by us pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), since March 31, 2005;

(e)	our Definitive Proxy Statement on Schedule 14A for our 2005 Annual Stockholders Meeting; and

(f)	the description of our common stock contained in our Registration Statement on Form S-3 (Registration No. 333-127622) filed with the Securities and Exchange Commission on August 17, 2005 and any amendments to such Registration Statement filed subsequently thereto, including all amendments or reports filed for the purpose of updating such description.
     In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (not including any information furnished under Items 2.02 and 7.01 of Form 8-K and any related information furnished under Item 9.01, which information is not incorporated by reference herein) prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated herein by reference and to be a part of this registration statement from the date of filing of such documents. Any statement contained in a document incorporated herein by reference will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in a subsequently filed document incorporated herein by reference, modifies or supersedes the statement. Any statement modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this registration statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation’s Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. Our Bylaws provide for mandatory indemnification of our directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. Our Amended and Restated Certificate of Incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty as our director and as our stockholder. This provision in the Amended and Restated Certificate of Incorporation does not eliminate the directors’ fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.
     We have obtained directors’ and officers’ liability insurance with an aggregate liability for the policy year, inclusive of costs of defense, in the amount of $25,000,000.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits
     The following exhibits are included as part of this Registration Statement:

Exhibits	Description

5.1	Opinion of Greenberg Traurig, P.A.

Exhibits	Description

10.01	Terremark Worldwide, Inc. 2005 Executive Incentive Compensation Plan (incorporated by reference to Exhibit A, filed as part of Terremark Worldwide, Inc.’s 2005 Proxy Statement, filed with the Securities and Exchange Commission on August 16, 2005).

23.1	Consent of Greenberg Traurig, P.A. (contained in exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers, LLP.

24.1	Power of Attorney (filed with the signature page).
Item 9. Undertakings
     (a) The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);
               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent not more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or

Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Miami, Florida on the 5th day of April, 2006.

TERREMARK WORLDWIDE, INC.
By:	/s/ Manuel D. Medina
Manuel D. Medina
Chairman, President and Chief Executive Officer (Principal Executive Officer)

By:	/s/ Jose A. Segrera
Jose A. Segrera
Chief Financial Officer (Principal Accounting Officer)

POWER OF ATTORNEY
     Each person whose signature appears below hereby appoints Manuel D. Medina his true and lawful attorney-in-fact with the authority to execute in the name of each such person, and to file with the Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, any and all amendments (including without limitation post-effective amendments) to this registration statement necessary or advisable to enable the registrant to comply with the Securities Act and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in the registration statement as the aforesaid attorney-in-fact executing the same deems appropriate.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Manuel D. Medina Manuel D. Medina	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	April 5, 2006
/s/ Joseph R. Wright, Jr. Joseph R. Wright, Jr.	Vice Chairman of the Board	April 5, 2006
/s/ Guillermo Amore Guillermo Amore	Director	April 5, 2006
/s/ Timothy Elwes Timothy Elwes	Director	April 5, 2006
/s/ Antonio S. Fernandez Antonio S. Fernandez	Director	April 5, 2006
/s/ Fernando Fernandez-Tapias Fernando Fernandez-Tapias	Director	April 5, 2006
/s/ Hon. Arthur L. Money Hon. Arthur L. Money	Director	April 5, 2006
/s/ Marvin S. Rosen Marvin S. Rosen	Director	April 5, 2006
/s/ Miguel J. Rosenfeld Miguel J. Rosenfeld	Director	April 5, 2006
/s/ Rodolfo A. Ruiz Rodolfo A. Ruiz	Director	April 5, 2006
/s/ José A. Segrera José A. Segrera	Chief Financial Officer (Principal Accounting Officer)	April 5, 2006

EXHIBIT INDEX

Exhibits	Description

5.1	Opinion of Greenberg Traurig, P.A.

10.01	Terremark Worldwide, Inc. 2005 Executive Incentive Compensation Plan (incorporated by reference to Exhibit A, filed as part of Terremark Worldwide, Inc.’s 2005 Proxy Statement, filed with the Securities and Exchange Commission on August 16, 2005).

23.1	Consent of Greenberg Traurig, P.A. (contained in exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers, LLP.

24.1	Power of Attorney (filed with the signature page).